SUPPLY AND INSPECTION AGREEMENT

This Agreement, dated effective as of March 31, 1998, is by and between EMERSON RADIO CORP., a Delaware corporation, having a place of business at Nine Entin Road, Parsippany, New Jersey 07054 (hereinafter "Emerson"), and WW MEXICANA, S.A. de C.V., a corporation duly organized under the laws of Mexico, having a place of business at Carr. Picacho Ajusco no. 238 - 7o. piso, Col. Jardines en la Montana, C.P. 14210, Mexico, D.F. (hereinafter "WW Mexicana").

Emerson, directly and through affiliates, distributes a variety of consumer electronics products and microwave oven products in various countries throughout the world. Emerson is the owner of certain valuable and well-known trademarks throughout the world and the goodwill associated therewith;

WW Mexicana, directly and through affiliates, distributes consumer electronics and other products in various countries throughout the world;

Emerson and WW Mexicana have entered into a License Agreement of even date herewith (the "License Agreement") providing for the specified use by WW
Mexicana  of  the  "Emerson  and  G-Clef"  trademark  in  connection  with   the
distribution in the territory of Mexico ("the Territory" as defined in the License Agreement), of televisions (color and black and white), video cassette recorders, color television/video cassette recorder combinations, camcorders, microwave ovens, boom boxes, shelf systems, clock radios, car radios, audio and video products, Dolby Surround(Registered) Home Theater speaker systems and compact refrigerators and freezers [more particularly described in the License Agreement and referred to herein as "the Goods"].
WW Mexicana desires, and the parties have agreed that WW Mexicana shall, as set forth herein, source through Emerson, for sale and distribution within the Territory, certain of the Goods which are the subject of the License Agreement, together with other products to be agreed upon in advance by the parties in writing and replacement parts for all of the foregoing (collectively referred to herein as "the Products");

Emerson and WW Mexicana desire to set forth their respective agreements to provide for, among other things, the sourcing and inspection of Products by Emerson or its affiliates, and the payment of a fee to Emerson by WW Mexicana for these services, as set forth herein;

In consideration of the foregoing premises and mutual agreements set forth herein, the following is agreed to:

1.   DEFINITIONS

1.1 "Affiliate" will mean a person or entity who directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified person or entity.

1.2 "Confidential Information" will mean any and all information, data, specifications, customer lists, products and services information, sales and marketing information, vendor data, and proprietary information regarding
Emerson,   WW  Mexicana  or  their  respective  Affiliates  (collectively,   the
"Information") except:
      (a) Information which at the time of disclosure is in the public domain;
      (b) Information which, after disclosure, through no fault of the party receiving same, is published or otherwise becomes part of the public domain;
      (c) Information which the receiving party can document as having been in its possession prior to the time of disclosure to it by the other party;
      (d) Information which the receiving party can document as having been received by it on a non-confidential basis from a third party; or
      (e) Data, specifications, customer lists, products and services information and vendor data which the receiving party created on its own or through independent third parties without use of the Information.

1.3  "Emerson" means Emerson Radio Corp. and its Affiliates.

1.4  "Subsidiaries" will mean all direct and indirect subsidiaries of a party.

2.   SUPPLY/SOURCING OF PRODUCTS BY EMERSON

2.1 Emerson, directly or through its Affiliates, shall source for WW Mexicana (subject to force majeure as defined at SECTION 13 and timely payment pursuant to SECTION 4), Products ordered by WW Mexicana, from time to time, from the date hereof until the expiration or termination of the License Agreement executed by the parties simultaneously herewith, or other termination as set forth herein, in which case Emerson shall be relieved of its obligations as set forth herein. WW Mexicana shall source through Emerson or its Affiliates not less than 75% of WW Mexicana's video, audio, car stereo and microwave oven purchase requirements under the License Agreement with Emerson or an Affiliate of Emerson. WW Mexicana shall use its best efforts to achieve the total gross sales projections for the Products covered by this Agreement, set forth on Appendix A hereto.

2.2 WW Mexicana shall submit to Emerson from time to time its written request for purchase information setting forth the details of its request for Products, including a description of the Products, the quantity of Products desired by WW Mexicana, the delivery date desired for the Products, the delivery address and such other terms as the parties shall agree upon.

2.3 Emerson shall then solicit from manufacturers, suppliers and vendors terms and conditions for the purchase by and sale to WW Mexicana of such Products.

2.4 Thereafter, Emerson shall assist WW Mexicana in establishing pricing and confirming purchase and delivery requests. Emerson shall then use its best efforts to confirm the purchase price and delivery date to WW Mexicana.

2.5 Following confirmation of the purchase price and delivery date to WW Mexicana by Emerson, WW Mexicana shall issue a purchase order directly to the manufacturer, supplier or vendor, and simultaneously provide copies of each purchase order to Emerson. Emerson shall use reasonable efforts to have such manufacturer, supplier or vendor execute and deliver to WW Mexicana a copy of WW Mexicana's General Specifications in the form to be supplied by WW Mexicana, and reviewed and approved by Emerson, annexed as Appendix B. Notwithstanding Emerson's ability to obtain the agreement to or signature on the General Specifications, WW Mexicana shall, notwithstanding any agreement entered into with a manufacturer, vendor or supplier of Products, whether oral or written, be required to make the payments to Emerson as set forth herein, and shall require such manufacturer, supplier or vendor, in any such agreement, to indemnify WW Mexicana and its agents, including Emerson expressly, for any claims made as a result of the sale of the Products to WW Mexicana. Such agreement shall include the language set forth on Appendix C. WW Mexicana shall not enter into any such agreement with a manufacturer, supplier or vendor which conflicts with the provisions of this Agreement.

2.6 The purchase price of all Products ordered by, for the benefit of, or at the direction of WW Mexicana which are sourced by Emerson from the manufacturers, vendors or suppliers, shall be paid directly by WW Mexicana to the manufacturer, vendor or supplier, and WW Mexicana shall make payment in accordance with the manufacturer's requirements, directly to the manufacturer, vendor or supplier. Emerson shall assist WW Mexicana to obtain the agreement of the manufacturer, vendor or supplier to payment by 60-day sight letter of credit and, in the event the manufacturer, vendor or supplier agrees to such payment terms, WW Mexicana shall provide a copy to Emerson of all such letters of credit. Letters of credit shall be subject to interest at the rate of 9.0% per year, or .75% per month (subject to change based upon prime rate). All other costs related to the sourcing and supply of Products, including, but not limited to, applicable freight, insurance and tax charges and expenses, shall be borne solely by WW Mexicana which shall pay such costs directly to the manufacturer, supplier or vendor. One percent (1%) free parts shall be provided with each order placed by WW Mexicana.

2.7 Short Term and Other Product Needs; Returns and Refurbished Merchandise. See attached Schedule 2.7 which is incorporated herein.

3. INSPECTION OF PRODUCTS BY EMERSON. In addition to the services to be performed by Emerson as set forth above, Emerson shall perform the following sourcing and inspection services:

    -  supply plans for the production of Products and availability of samples
    - provide quality control services, including testing inspection and quality assurance audits in accordance with industry standards
    - provide logistical services and support for the scheduling of deliveries and transportation of the Products
    -  assist in the cosmetic design of goods and packaging engineering
    -  identify manufacturers
    - investigate manufacturer's ability to manufacture to WW Mexicana's specifications, including adequacy of manufacturer's facilities, equipment and knowledge
    -  ensure that manufacturer has suitable testing equipment and personnel
    -  ensure manufacturer has adequate internal quality control procedures
    -  obtain information pertaining to the financial stability of manufacturer
    - investigate manufacturer's reputation and ability to ship on a timely basis
    - assist in production scheduling and coordinating with the manufacturer for the expedition of shipments after order placed by WW Mexicana
    - provide Emerson quality control inspectors to inspect product, including on manufacturer's premises (Emerson's China personnel)
    - provide the assistance of Emerson quality assurance group to inspect product to AQL levels (including samples and inspection by Emerson's Hong Kong and China personnel)
    - perform quality control life test procedures (including the performance by Emerson Hong Kong personnel)

The above shall be performed by Emerson with respect to Products sourced by Emerson and to be purchased by WW Mexicana, provided, however, that in each instance WW Mexicana shall provide Emerson with all information in its possession necessary or desirable to accomplish the foregoing. It is expressly understood that WW Mexicana shall be solely responsible, at its sole cost and expense, for obtaining all governmental permits and approvals customarily obtained for sale of the Products and such permits and approvals as are required by the laws of the Territory.

4.   COMPENSATION.

4.1 In consideration for the performance by Emerson of the services described herein, WW Mexicana shall pay to Emerson a sourcing fee for all Products ordered by, for the benefit of, or at the direction of, WW Mexicana, which shall be one and one-half percent (1.5%) of the Product F.O.B. price per unit. WW Mexicana shall also pay to Emerson an inspection fee equal to one-half percent (1/2%) per unit of the Product F.O.B. price for all Products ordered by, for the benefit of, or at the direction of, WW Mexicana and for which a purchase order has been issued by WW Mexicana, from the manufacturer, supplier or vendor or any agent or contractor thereof.

4.2 The fees set forth in Section 4.1 above shall be billed by Emerson and shall be payable upon net 60-day terms. No deduction shall be made for late or non-conforming shipments or returned Products and all liability shall be against the manufacturer, vendor or supplier.

5. INSURANCE. WW Mexicana shall cause to be maintained in full force and effect, at its own cost, insurance for the benefit of Emerson, in accordance with the provisions of the License Agreement executed by the parties simultaneously herewith, and furnish Emerson with certificates of insurance evidencing the requisite insurance coverage.

6.   CONFIDENTIALITY.

6.1 The parties recognize that by reason of this Agreement, a party and its representatives (including the auditors of a party) may acquire Confidential Information. Each party will use the Confidential Information received from the other party solely for the purpose of carrying out this Agreement. Each party recognizes that all such Confidential Information acquired from the other party is the property of such other party and that the recipient and its representatives (including auditors) shall not, during the term of this Agreement or thereafter, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained in connection with this Agreement without the express written consent of a duly authorized officer of the other party, unless compelled by law or required by applicable securities rules and regulations or in the written opinion of counsel is required by law to be disclosed. In such case, each party shall inform the other party as far in advance as possible prior to making any such disclosure. Notwithstanding the foregoing, Emerson shall not be required to inform or obtain the consent of WW
Mexicana for the issuance of any press release which utilizes, refers to or discloses sales information relating to this Agreement, or for the reporting or filing of this Agreement in accordance with applicable securities regulations. Each party shall cause each of their respective officers, directors, agents, auditors or employees to whom a disclosure of Confidential Information is made, or any subcontractor, including the manufacturer(s), vendor(s) or supplier(s) of the Products, to adhere to the terms and conditions of this SECTION 6 as if, and to the same extent as if, he or she were a party to this Agreement.

6.2 Upon expiration or termination of this Agreement, each party shall return to the other party all copies of Confidential Information provided by the other party then in its possession or control and destroy memoranda or other documents created using Confidential Information and confirm such destruction to the other party upon such party's written request. Notwithstanding the above, Emerson shall not be required to return or destroy financial or other information relating to the sales and royalties pertaining to this Agreement or the License Agreement entered into simultaneously herewith, which has become or becomes a part of Emerson's books and records.

7. INDEPENDENT CONTRACTOR. Emerson will be considered, for all purposes, an independent contractor and it will not, directly or indirectly, act as an agent, servant or employee of WW Mexicana or make any commitments or incur any liabilities on behalf of WW Mexicana without its prior written consent other than in accordance with the terms of this Agreement. All personnel assigned by Emerson to perform the services hereunder will be employees of Emerson, which shall pay all salaries and expenses of, and all applicable payroll, withholding or other taxes relating to such employees.

8. NON-SOLICITATION. So long as Emerson is acting as supply agent under the terms hereof and for a period of two (2) years following the termination of this Agreement, WW Mexicana shall not, unless it pays to Emerson all fees described herein as if Emerson were performing as supply agent, solicit any manufacturers, suppliers or vendors which sold, manufactured or otherwise distributed the Products to, for the benefit of, or at the direction of WW Mexicana and as to which Emerson has acted as supply agent, provided such manufacturers, suppliers and vendors have not, prior to the effective date of this Agreement, done business in any way with WW Mexicana concerning the Products.

9.    TERM.         Subject to the provisions of Section 10, the  term  of  this
Agreement shall continue for a period of 3 years and 3 months from the effective date of this Agreement, unless otherwise renewed or terminated by Emerson in conjunction with the renewal or termination by Emerson of the License Agreement executed by the parties simultaneously herewith.

10. TERMINATION. If either party defaults in performing its material obligations under this Agreement and fails to cure that default within thirty
(30) days after receiving from the first party a written notice specifying the default, the first party may terminate this Agreement upon written notice to the other. Upon termination of this Agreement WW Mexicana shall be liable for all payments due to Emerson through the date of termination in accordance with this Agreement. Notwithstanding any termination of this Agreement, WW Mexicana shall be required to fulfill its obligations pursuant to the License Agreement executed by the parties simultaneously herewith, unless such License Agreement is otherwise terminated by Emerson as set forth therein.

11. NO WARRANTY. EMERSON MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PRODUCTS, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE OR USE. IN THE EVENT OF AN EPIDEMIC FAILURE OR THE PRODUCTS FAIL TO
CONFORM TO WW MEXICANA'S SPECIFICATIONS, EMERSON SHALL USE ITS BEST EFFORTS TO ASSIST WW MEXICANA IN ITS EFFORTS TO RECOVER FROM THE MANUFACTURER ANY ADDITIONAL COSTS INCURRED BY WW MEXICANA AS A RESULT OF SUCH FAILURE. EMERSON SHALL ALSO PROVIDE REASONABLE ASSISTANCE IN ENFORCING THE MANUFACTURER'S WARRANTY AND WW MEXICANA'S GENERAL SPECIFICATIONS.

In no event shall Emerson be liable for any incidental, consequential, special or indirect damages of any nature or kind whatsoever, or for lost profits, in connection with the transport, storage, sale or use of the Products and for any claim originating from the sale, marketing, distribution or use of the Products WW Mexicana shall go directly to the manufacturer, supplier or vendor of Products. WW Mexicana is not authorized to issue any warranty binding on Emerson. Emerson shall not be liable for any canceled orders, delayed or non-conforming shipments or any claims or damages flowing therefrom. Emerson shall have no liability for products ordered directly by WW Mexicana.

12. INDEMNIFICATION. WW Mexicana shall defend, indemnify and hold harmless Emerson, its Affiliates and the employees, agents, officers and directors of each of Emerson and its Affiliates from and against any and all claims, demands, judgments, liability, damages, losses, costs and expenses of any nature (including attorneys' fees and expenses), including, without limitation, death, personal injury, property damage or product liability arising from the manufacture, assembly, packaging and transportation of the Products sold under the terms hereof, which operations shall be performed by the manufacturer, supplier or vendor. WW Mexicana hereby represents and warrants to Emerson that the Products will not infringe upon or otherwise conflict with the intellectual property rights of any person. WW Mexicana shall, at its own expense, defend Emerson in any and all actions or suits alleging that any Product infringes another person's intellectual property rights and shall indemnify and hold Emerson harmless from all loss, damage, liability and cost and expense incurred by Emerson on account of the sale, marketing, distribution or use of the Products including any alleged infringement. WW Mexicana shall require, in its General Specifications Agreement, that the manufacturer provide such defense and indemnification to WW Mexicana and its agents, including Emerson expressly. Emerson may, at its option, elect to participate in any defense of any action in which it may be a named party. In the event WW Mexicana refuses or cannot defend any such action or suit, whether following receipt of notice from Emerson or a third party, Emerson may defend such action or suit and WW Mexicana shall indemnify Emerson for all costs and expenses related thereto.

Emerson shall notify WW Mexicana promptly in writing upon receipt by Emerson of any notice of any oral or written claim or demand, or any suit, alleging infringement of any person's intellectual property right or any claim in connection with the Products and shall permit WW Mexicana to defend, and shall cooperate fully with WW Mexicana in the defense of, any such action, provided that WW Mexicana shall reimburse Emerson for its expenses of such cooperation.

13. FORCE MAJEURE. If any party is rendered wholly or partially unable by Force Majeure (other than financial) to carry out its obligations under this Agreement, and if that party gives prompt written notice and details of such Force Majeure to the other party, the notifying party shall be excused from performance of its obligations under this Agreement during the continuance of any inability so caused and for a period thereafter that is reasonably necessary, taking into account all relevant circumstances, to permit that party to recommence performance of its obligations. Such cause shall be remedied by the notifying party as far as possible with reasonable speed and effort, but neither party shall have any obligation to settle any labor dispute. For the purposes of this Agreement, "Force Majeure" shall mean acts of God, industrial disputes, acts of public enemies or terrorists, war, other military conflicts, blockades, insurrections, riots, epidemics, quarantine restrictions, landslides, lightning, earthquake, fires, storms, floods, washouts, arrests, civil disturbances, restraints by or actions of any governmental authority (including export or security restrictions on information, material, personnel, equipment or otherwise), national economic crisis (which restricts credit or makes it inaccessible with a resulting currency devaluation in excess of 20%), breakdowns of plant or machinery, inability to obtain transport or supplies, and any other acts or events whatsoever, whether or not similar to the foregoing, not within the reasonable control of the party claiming excuse from performance, which by the exercise of due diligence and best reasonable efforts said party shall not have been able to overcome or avoid without unreasonable expense. The provisions of this paragraph shall not apply to payment obligations under this Agreement.

In any event, either party may cancel this Agreement, upon written notice, if the Force Majeure continues for a period of 120 consecutive days.

14.  MISCELLANEOUS.

14.1 NO ASSIGNMENT.   This Agreement may not be assigned by either party without the prior written consent of the other party.

14.2 GOVERNING LAW AND JURISDICTION. This Agreement will be governed by and construed in accordance with the laws of the State New York, U.S.A., notwithstanding any choice of laws rules thereof, and WW Mexicana irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, and venue shall lie exclusively in New York County, New York. However, it is expressly understood that this Section shall not preclude Emerson's right to make application for, and seek enforcement of, any judgment or injunctive relief in any court having jurisdiction.

14.3  NO  AMENDMENT.     This Agreement may not be changed, amended or  modified
except by an instrument in writing executed by each of the parties.

14.4 NO WAIVER. Any waiver on the part of any party of any right or interest hereunder shall not imply the waiver of any subsequent breach or the waiver of any other rights. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

14.5 SEVERABILITY. Should any provision of this Agreement prove to be invalid or unenforceable under existing or future law, the remaining provisions of the Agreement will remain in force in all other respects.

14.6 SURVIVAL. All obligations of the parties set forth in paragraphs 5, 6, 7, 8, 11, 12 and 14 of this Agreement shall survive the expiration or termination of this Agreement.

14.7 NOTICE. All notices will be in writing and in English and will be served personally or by registered or certified mail, return receipt requested, or by overnight courier or by facsimile transmission to each party at its address herein set forth, or at such other address as each party may provide to all parties hereto in writing from time to time:

                    (A)  If to Emerson:

                         Emerson Radio Corp.
                         Nine Entin Road, P.O. Box 430
                         Parsippany, New Jersey  07054-0430
                         Attn:  Legal Department
                         [Facsimile No. (973) 428-2022]

                    (B)  If to WW Mexicana:

                         WW Mexicana, S.A. de C.V.
                         Carr. Picacho Ajusco No. 238 - 7o. piso
                         Col. Jardines en la Montana, C.P. 14210
                         Mexico, D.F.
                         Attn.: Fernando Sanchez-Navarro M., President [Facsimile No. (52)(5) 630-0122]

Any such notice will be effective upon actual receipt or three (3) days after it is deposited with the United States Postal Service, postage prepaid, properly addressed and certified, whichever occurs first.

14.8 ENTIRE AGREEMENT. Together with the License Agreement executed by the parties simultaneously herewith, all documents referenced therein, and all documents annexed thereto, this Agreement and exhibits hereto shall constitute the entire and sole agreement and understanding of all parties hereto and supersede all other agreements, understandings, and communications, whether oral or written, regarding the subject matter hereof and of the License Agreement.

14.9  EXECUTION.           This  Agreement may be  executed  in  any  number  of
counterparts, and by facsimile, but all counterparts and facsimiles hereof will together constitute but one agreement. In proving this Agreement, it will not be necessary to produce or account for more than one counterpart executed by all of the parties.

14.10      PRESS RELEASES.   WW Mexicana shall not disseminate any press release
or other announcement relating to the transactions contemplated by this Agreement without Emerson's prior written consent as to the contents thereof.

14.11      PAYMENTS.      All payments to be made pursuant to the terms of  this
Agreement shall be made directly by WW Mexicana to Emerson, or a designated affiliate of Emerson, and shall be made in U.S. dollars.

14.12     ENGLISH LANGUAGE.   The parties have requested that this Agreement  be
drawn up and interpreted in the English language.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representative of each party effective as of the date set forth above.


     EMERSON RADIO CORP.                WW MEXICANA, S.A. DE C.V.


     By:  /s/ John J. Raab               By:   /s/ Fernando Sanchez-Navarro M.
          John J. Raab                         Fernando Sanchez-Navarro M.
          Senior Vice President-               President
          International